Exhibit 99.1

FOR IMMEDIATE RELEASE

THORNBURG MORTGAGE REVISES ESTIMATES ON

ASSET SALES AND RELATED LOSSES ANNOUNCED IN AUGUST

SANTA FE, N.M. — Oct. 9, 2007 — Thornburg Mortgage, Inc. (NYSE: TMA), a leading single-family super-prime residential mortgage lender focused principally on the jumbo and super-jumbo segment of the adjustable-rate mortgage (ARM) market, today announced the following adjustments and revisions to estimates that it had previously announced regarding certain financial developments that had taken place during the third quarter.

First, the company now estimates that it has sold approximately $22.0 billion of high quality ARM assets since August 10, 2007, as opposed to the previously announced estimate of $20.4 billion in asset sales as of August 17, 2007, or an additional $1.6 billion in asset sales, during the quarter. The company also has revised its estimated aggregate loss for the third quarter resulting from asset sales to $1.099 billion, as opposed to the previously-announced loss estimate of $863 million, or an increase of $236 million in the estimated loss. The revision of the loss estimate is due primarily to the receipt of actual sale price documentation for asset liquidations conducted by third-party financing counter-parties as opposed to those sales conducted by the company, and to a lesser extent, to additional asset sales that occurred after August 17, 2007, as well as a $6 million impairment charge on one mortgage-backed security backed by pay option ARMs. The realized losses on asset sales are capital losses for tax purposes and the impairment charge is an unrealized loss and thus not subject to tax. Accordingly, none of the entire $1.099 billion loss cited above will reduce the amount of taxable income available for dividend distribution in 2007.

The company believes that the current credit reserves on the company’s balance sheet will be adequate to cover expected and potential future credit losses on its loan portfolio, as it has not experienced any material deterioration in the credit performance of its loan portfolio since July 31, 2007. The company estimates that seriously delinquent loans will represent 0.27% of the loan portfolio as of September 30, 2007, versus the estimate at August 17, 2007, of 0.23% of the loan portfolio as of July 31, 2007.

Second, the company has now received revised market value prices for its securities portfolio as of September 30, 2007, and expects that its accumulated other comprehensive loss (a non-income statement item) will include a $286 million unrealized market value loss on its mortgage securities portfolio as compared to a $262 million market value loss estimated as of August 17, 2007. However, based on the company’s analysis of its mortgage securities portfolio, this unrealized market value loss is not expected to result in material actual credit losses. Rather, the company believes that the decreased market value is a reflection of the widening of risk premiums and lack of liquidity in all but the AAA-rated segment of the mortgage securities market. The company’s mortgage securities portfolio consists of 94% agency, AAA- and AA-rated mortgage-backed securities and only 6% below AA-rated mortgage-backed securities. These investments are performing consistently with the long-term historical experience of similarly rated securities and none of the ratings have been downgraded by any rating agency as a result of recent rating agency activity.

Third, the company expects to report an estimated $16.0 million loss on mortgage loans funded during the third quarter, which resulted primarily from fundings made during September 2007 for which the mortgage interest rate had been locked for borrowers prior to August 2007 and which the company was committed to fund at the locked rate. It is expected that the lower market value herein reflected will result in higher yields on these loans, which are scheduled to be securitized in the fourth quarter. This loss on the pipeline was partially offset by an estimated $4.1 million gain on terminated hedging instruments. The resulting net loss totaled $11.9 million in the third quarter.

Regarding these revised estimates, Larry Goldstone, president and COO of Thornburg Mortgage, said, “The global dislocation of the mortgage finance and credit markets this past summer has had a greater impact on our balance sheet than we initially estimated.

However, we have begun to see a modest improvement in financing conditions since August. Despite the greater than previously reported losses, we believe we have adequate liquidity to support our current borrowings portfolio and excess capital to continue to fund new loans and to opportunistically purchase and finance other high-quality mortgage assets, provided market conditions do not deteriorate further.”

Goldstone added, “As market conditions and financing terms continue their return to normalcy, we believe that the future profitability of the company will improve as we put the events of August and September 2007 behind us.”

Goldstone concluded, “It’s important to note that the earlier loss estimates previously announced by the company were based on the best information available to us at the time. In many cases, where sales were conducted by counter parties instead of by us, we did not have sale price documentation and had to rely on our estimates of sale prices and the application of proceeds. We continue to collect from third parties the balance of the information needed to finalize these amounts, so there could be further changes to these estimates. Any additional changes will be reported in the company’s third-quarter earnings release or in the company’s Form 10-Q quarterly report for the third quarter.”

No further details will be provided concerning the company’s third-quarter performance until its regularly scheduled earnings release on October 16, 2007, and earnings conference call on October 17, 2007.

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. The words “believe,” anticipate,” intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence” and similar words identify forward-looking statements. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

CONTACT: Thornburg Mortgage, Inc., Santa Fe

Allison Yates, Clay Simmons, or Suzanne O’Leary Lopez

505-989-1900